Exhibit 23.2

 CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                       ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Intel Corporation 2004 Equity Incentive Plan, of our reports dated February 15, 2005, with respect to the consolidated financial statements and schedule of Intel Corporation, Intel Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Intel Corporation, included in its Annual Report (Form 10-K) for the year ended December 25, 2004, filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP

San Jose, California
June 14, 2005